Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-141791
Prospectus Supplement No. 1
Dated August 28, 2007
to the Prospectus dated May 1, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated May 1, 2007 (the “Prospectus”) relating to the resale of 21,415,447 shares of our common stock and 9,636,950 shares of our common stock issuable upon the exercise of warrants.
     The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the Prospectus to reflect the sale of warrants to purchase shares of our common stock by The Aries Master Fund II, Aries Domestic Fund II, LP and Aries Domestic Fund, LP (collectively, the “Aries Funds”), each of which is listed as a selling stockholder, to one of their affiliates, Otago Partners, LLC (“Otago”), which is also listed as a selling stockholder.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.
     Our common stock is currently traded on the Global Market of the NASDAQ Stock Market LLC under the symbol “NTEC.”

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS WELL AS SUBSEQUENTLY FILED FORMS 10-Q BEFORE YOU DECIDE TO INVEST.

     Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to the Aries Funds in the “Selling Stockholders” table in the section entitled “Selling Stockholders” are hereby amended to reflect the sale by the Aries Funds of all of their respective holdings of warrants to purchase shares of our common stock to Otago.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by the Aries Funds and Otago as of August 13, 2007.
     This prospectus supplement should be read in conjunction with the Prospectus. The “Selling Stockholders” section of the Prospectus, including the table, are only affected by this prospectus supplement such that the entries for the Aries Funds with respect to their warrants to purchase shares of our comment stock are replaced with the entries for Otago. The entry for Otago below includes information contained in the Prospectus for Otago plus warrants to purchase shares of our common stock purchased by Otago for the Aries Funds.

SELLING STOCKHOLDERS

Number of
Shares of
	Number of	Number of	Common
	Shares of	Shares of	Stock
	Common Stock	Common	Underlying	Shares
	Beneficially	Stock	Warrants	Beneficially Owned
	Owned Prior to	Registered for	Registered for	After Offering
Name of selling stockholder	the Offering	Sale Hereby	Sale Hereby	Number	Percent
Otago Partners, LLC (1)	107,673	74,257	66,831	—	—

*	Less than 1 percent.

(1)	The Registrant has been advised by The Aries Master Fund II, Aries Domestic Fund II, LP and Aries Domestic Fund, LP that on May 1, 2007, they sold warrants to purchase an aggregate of 33,415 shares of our common stock purchased in the private placement to their affiliate, Otago Partners, LLC. Lindsay A. Rosenwald, M.D., is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC.